Exhibit 10.5

Wild Well Control, Inc.

2202 Oil Center Court

Houston, Texas 77073

January 31, 2010

Dynamic Offshore Resources, LLC

1301 McKinney Street

Houston, Texas 77010

Attn.:   G.M. McCarroll

Re:          Decommissioning Obligations

Dear Mr. McCarroll:

This letter agreement (this “Agreement”) is intended to set forth our understanding with respect to liabilities and obligations arising under the Leases and the APA with respect to the plugging, abandonment, removal, restoration and decommissioning obligations (including, without limitation, “Final Decommissioning”, as defined in the APA) with respect to those wells, platforms, facilities and pipelines in existence as of the Effective Time and constituting part of the Assets (the “Excluded Decommissioning Liabilities”), as same are referenced in Section 1 of the Purchase and Sale Agreement dated January 31, 2010 (the “Purchase Agreement”), among Superior Energy Services, Inc., Wild Well Control, Inc. (“WWCI”) and Dynamic Offshore Resources, LLC (“DOR”).  Initially capitalized terms used in this letter agreement but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

Pursuant to the Purchase Agreement, DOR, in consideration for WWCI’s retention of the Excluded Decommissioning Liabilities, is obligated to pay to WWCI $49,000,000 constituting the DOR Well Abandonment Payment, as set forth in Section 4 of the Purchase Agreement.  WWCI’s retention of the Excluded Decommissioning Liabilities is conditioned upon and subject to the payment by DOR of the DOR Well Abandonment Payment in accordance with the provisions of Section 4 of the Purchase Agreement and this Agreement.

From time to time WWCI may notify DOR that it intends to plug and abandon a well constituting part of the Assets.  In connection therewith, WWCI shall obtain, with DOR’s reasonable cooperation as designated operator of the Assets, all certificates, permits and licenses required to perform such work, and obtain all consents and approvals required by applicable law or under third-party contracts.

WWCI shall be solely responsible for selecting when to plug and abandon a well and the means, methods, techniques, sequences, procedures and safety programs in connection with such work, provided that such work shall not unreasonably interfere with production from operating wells constituting part of the Assets and DOR’ s obligations pursuant to the Joint Operating Agreement dated effective January 1, 2010, between the parties.

Promptly upon WWCI’s delivery to DOR of notice that it has:

(a)                                  temporarily plugged and abandoned a well constituting part of the Assets in accordance with all appropriate governmental authority (with the only condition that prevents the well from being deemed permanently abandoned being the removal of the conductor), DOR shall pay to WWCI $1,470,000; and

(b)                                 permanently plugged and abandoned a well constituting part of the Assets in accordance with all appropriate governmental authority, DOR shall pay to WWCI $294,000; provided, that if WWCI delivers a notice of permanent plugging and abandonment for a well without having previously delivered a notice of temporary plugging and abandonment with respect to the same well, DOR shall pay to WWCI $1,764,000.

Notwithstanding the foregoing payment provisions, DOR shall have no obligation to pay to WWCI any amounts hereunder or under Section 4 of the Purchase Agreement in excess of the aggregate of $49,000,000, which amount constitutes the DOR Well Abandonment Payment.

Each party agrees to indemnify and hold harmless the other party and members of its group (as specified on Exhibit A) pursuant to the terms and conditions set forth on Exhibit A.

Please indicate your agreement with the foregoing by signing where indicated below and returning to the attention of William B. Masters at (504) 365-9665.

Sincerely,

Wild Well Control, Inc.

		By:	/s/ Patrick J. Campbell
Name: Patrick J. Campbell
Title: Chief Executive Officer

Accepted and Agreed:

Dynamic Offshore Resources, LLC

By:	/s/ G. M. McCarroll
Name: G. M. McCarroll
Title: President
Dated: January 31, 2010

EXHIBIT A

Indemnities

1.             WWCI Group Property.  WWCI shall be liable in any case of loss or damage to WWCI Group’s equipment, machinery, tools and all other property items belonging to any member of WWCI Group (but excluding DOR’s interest in any such property jointly owned with WWCI), whether owned, chartered, borrowed or rented by WWCI Group, regardless of whether caused or brought about by WWCI Group’s or DOR Group’s negligence (including sole, joint, concurrent, active or passive negligence, BUT NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF DOR GROUP) or any other theory of legal liability, including without limitation, strict liability, the unseaworthiness of any vessel, or the unairworthiness of any aircraft, and WWCI shall release, defend, protect, indemnify and hold harmless DOR Group from and against any loss, cost, claim, demand, obligation to indemnify another, suit, judgment, award or damage (including reasonable attorney’s fees and expenses) on account of such loss or damage.  “WWCI Group” shall mean individually and collectively, WWCI and its parent(s), subsidiaries, affiliates, contractors and subcontractors and its and all of their officers, directors, employees, agents, assigns, representatives, consultants, contractors, and subcontractors, and the subrogees of said parties.

2.             WWCI Group Personnel.  WWCI shall be liable in any case of illness, injury or death suffered by WWCI Group’s employees regardless of whether caused or brought about by WWCI Group’s or DOR Group’s negligence (including sole, joint, concurrent, active or passive negligence, BUT NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF DOR GROUP) or any other theory of legal liability, including without limitation, strict liability, the unseaworthiness of any vessel, or the unairworthiness of any aircraft, and WWCI shall release, defend, protect, indemnify and hold harmless DOR Group from and against any loss, cost, claim, demand, obligation to indemnify another, suit, judgment, award or damage (including reasonable attorney’s fees and expenses) on account of any such illness, injury, or death.

3.             DOR Group Property.  DOR shall be liable in any case of loss or damage to DOR Group’s equipment, machinery, tools and all other property items belonging to any member of DOR Group (but excluding WWCI’s interest in any such property jointly owned with DOR), whether owned, chartered, borrowed or rented by DOR, regardless of whether caused or brought about by DOR Group’s or WWCI Group’s negligence (including sole, joint, concurrent, active or passive negligence, BUT NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF WWCI GROUP) or any other theory of legal liability, including without limitation, strict liability, the unseaworthiness of any vessel, or the unairworthiness of any aircraft, and DOR shall release, defend, protect, indemnify and hold harmless WWCI Group from and against any loss, cost, claim, demand, obligation to indemnify another, suit, judgment, award or damage (including reasonable attorney’s fees and expenses) on account of such loss or damage. “DOR Group” shall mean individually and collectively, DOR and its parent(s), subsidiaries, affiliates, and subcontractors and its and all of their officers, directors, employees, agents, assigns, representatives, consultants, contractors and subcontractors, and the subrogees of said parties.

4.             DOR Group Personnel.  DOR shall be liable in any case of illness, injury or death suffered by DOR Group’s employees regardless of whether caused or brought about by DOR Group’s or WWCI Group’s negligence (including sole, joint, concurrent, active or passive negligence, BUT NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF WWCI GROUP) or any other theory of legal liability, including without limitation, strict liability, the unseaworthiness of any vessel, or the unairworthiness of any aircraft, and DOR shall release, defend, protect, indemnify and hold harmless WWCI Group from and against any loss, cost, claim, obligation to indemnify another, suit, judgment, award or damage (including reasonable attorney’s fees and expenses) on account of any such illness, injury or death.